UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                   FORM 15

           CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
         UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
            OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS
             13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                          Commission File Number: 0-26650

                          CSB Financial Group, Inc.
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           (Exact name of registrant as specified in its charter)

                              200 South Poplar
                         Centralia, Illinois  62801
                               (618) 532-1918
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Stock, $0.01 par value
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          (Title of each class of securities covered by this Form)

                                    None
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     (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)      [X]  Rule 12h-3(b)(1)(i)        [X]
             Rule 12g-4(a)(1)(ii)     [ ]  Rule 12h-3(b)(2)(ii)       [ ]
             Rule 12g-4(a)(2)(i)      [ ]  Rule 12h-3(b)(2)(i)        [ ]
             Rule 12g-4(a)(2)(ii)     [ ]  Rule 12h-3(b)(2)(ii)       [ ]
                                           Rule 15d-6                 [ ]

        Approximate number of holders of record as of the certification or notice date: one (1).

        Pursuant to the requirements of the Securities Exchange Act of 1934, CSB Financial Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

   DATE:  August 1, 2000         BY:       /s/ K. Gary Reynolds
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                                 Name:     K. Gary Reynolds
                                 Title:    President and Chief Executive
                                           Officer